Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS FIRST QUARTER 2015 RESULTS
Underlying Revenue Growth Across All Operating Companies
GAAP EPS Grows 10% to $.88 From $.80
Adjusted EPS Rises 12% to $.91
NEW YORK, April 30, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy, and people, today reported financial results for the first quarter ended March 31, 2015.
Dan Glaser, President and CEO said: “In the first quarter, Marsh & McLennan Companies produced underlying revenue growth across all operating companies with increased profitability in both our Risk & Insurance Services and Consulting segments. On a consolidated basis, underlying revenue rose 4% and adjusted EPS grew 12% to $.91. Underlying revenue increased 3% in Risk & Insurance Services and 5% in Consulting.
“We are off to a good start and are on track to deliver underlying revenue growth, margin expansion, and solid growth in earnings per share this year,” concluded Mr. Glaser.
Consolidated Results
In the first quarter of 2015, consolidated revenue was $3.2 billion, a decline of 1% compared with the first quarter of 2014, reflecting a 6% negative currency impact. On an underlying basis revenue increased 4%. Operating income rose 9% to $735 million, compared with $673 million in the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 10% to $749 million. Net income attributable to the Company was $482 million in the first quarter, compared with $443 million in the prior period. On a per share basis, net income attributable to the Company rose 10% to $.88 from $.80 last year. Adjusted earnings per share grew 12% to $.91, compared with $.81 last year.
In the first quarter, the stronger U.S. dollar and the effects of lower interest rates adversely affected EPS by approximately $.12. These headwinds were more than offset by actions taken by the Company, primarily impacting the first quarter, which resulted in a net benefit of $.03 on EPS.

Risk and Insurance Services
Risk & Insurance Services revenue was $1.8 billion in the first quarter of 2015, an increase of 3% on an underlying basis. Operating income rose 8% to $533 million from $493 million, and adjusted operating income was up 9% to $546 million.
Marsh's revenue in the first quarter was $1.4 billion, an increase of 3% on an underlying basis. International operations produced underlying revenue growth of 3%, reflecting growth of 2% in EMEA, 5% in Asia Pacific and 6% in Latin America. In US/Canada, underlying revenue rose 3%. Guy Carpenter's revenue in the first quarter was $368 million, an increase of 2% on an underlying basis.
Consulting
Consulting revenue in the first quarter was $1.4 billion, an increase of 5% on an underlying basis. Operating income rose 10% to $248 million from $225 million, and adjusted operating income increased 9% to $247 million.
Mercer's revenue was $1 billion in the first quarter, an increase of 4% on an underlying basis. Investments, with revenue of $205 million, increased 13% on an underlying basis; Talent, with revenue of $117 million, rose 4%; Health, with revenue of $384 million, grew 3%; and Retirement, with revenue of $331 million, was flat. Oliver Wyman Group’s revenue was $384 million in the first quarter, an increase of 8% on an underlying basis.
Other Items
In March, the Company issued $500 million of 2.35% senior notes due in 2020, the net proceeds of which it intends to use for general corporate purposes. The Company repurchased 5.3 million shares of its common stock for $300 million in the first quarter.
Conference Call
A conference call to discuss first quarter 2015 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 877 852 6573. Callers from outside the United States should dial +1 719 325 4806. The access code for both numbers is 6309663. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and people. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in talent, health, retirement, and investment consulting; and Oliver Wyman is a global leader in management consulting. With annual revenue of $13 billion and 57,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice, and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•
our ability to maintain adequate safeguards to protect the security of confidential, personal or proprietary information, and the potential for the improper disclosure or use of such information, whether due to human error, improper action by employees, vendors or third parties, or as a result of a cyberattack;

•	the impact of fluctuations in foreign currency exchange rates, particularly in light of the recent strengthening of the U.S. dollar against most other currencies worldwide;

•	the impact of competition on our business, including the impact of our corporate tax rate as compared to our competitors;

•
the impact on our global pension obligations of changes in discount rates and asset returns, as well as projected salary increases, mortality rates, demographics, and inflation, and the impact of cash contributions required to be made to our global defined benefit pension plans due to changes in the funded status of those plans;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•
our exposure to potential civil remedies or criminal penalties if we fail to comply with foreign and U.S. laws that are applicable in the domestic and international jurisdictions in which we operate, including trade sanctions laws relating to countries such as Cuba, Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 and local laws prohibiting corrupt payments to government officials;

•	the extent to which we are able to retain existing clients and attract new business, and our ability to effectively incentivize and retain key employees;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	our ability to successfully recover should we experience a disaster or other business continuity problem;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our cash balances and the performance of our investment portfolios;

•	the impact of potential rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenue	$3,215	$3,264

Expense:
Compensation and Benefits	1,730	1,839
Other Operating Expenses	750	752
Operating Expenses	2,480	2,591
Operating Income	735	673
Interest Income	3	5
Interest Expense	(36)	(42)
Investment Income	2	13
Income Before Income Taxes	704	649
Income Tax Expense	206	192
Income from Continuing Operations	498	457
Discontinued Operations, Net of Tax	(3)	(1)
Net Income Before Non-Controlling Interests	495	456
Less: Net Income Attributable to Non-Controlling Interests	13	13
Net Income Attributable to the Company	$482	$443
Basic Net Income Per Share
- Continuing Operations	$0.90	$0.81
- Net Income Attributable to the Company	$0.89	$0.81
Diluted Net Income Per Share
- Continuing Operations	$0.89	$0.80
- Net Income Attributable to the Company	$0.88	$0.80
Average Number of Shares Outstanding
- Basic	539	548
- Diluted	545	556
Shares Outstanding at 3/31	538	549

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended March 31, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$1,430	$1,452	(2)%	(7)%	3%	3%
Guy Carpenter	368	381	(4)%	(4)%	(2)%	2%
Subtotal	1,798	1,833	(2)%	(6)%	2%	3%
Fiduciary Interest Income	5	6
Total Risk and Insurance Services	1,803	1,839	(2)%	(6)%	2%	3%
Consulting
Mercer	1,037	1,061	(2)%	(6)%	—	4%
Oliver Wyman Group	384	371	4%	(6)%	2%	8%
Total Consulting	1,421	1,432	(1)%	(6)%	1%	5%
Corporate / Eliminations	(9)	(7)
Total Revenue	$3,215	$3,264	(1)%	(6)%	1%	4%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended March 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$563	$617	(9)%	(12)%	1%	2%
Asia Pacific	148	151	(2)%	(7)%	—	5%
Latin America	81	84	(3)%	(13)%	4%	6%
Total International	792	852	(7)%	(11)%	1%	3%
U.S. / Canada	638	600	6%	(1)%	5%	3%
Total Marsh	$1,430	$1,452	(2)%	(7)%	3%	3%
Mercer:
Health	$384	$388	(1)%	(4)%	—	3%
Retirement	331	357	(7)%	(7)%	—	—
Investments	205	199	3%	(10)%	1%	13%
Talent	117	117	—	(6)%	3%	4%
Total Mercer	$1,037	$1,061	(2)%	(6)%	—	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended March 31, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended March 31, 2015
Operating income (loss)	$533	$248	$(46)	$735
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	—	—	2	2
Adjustments to acquisition related accounts (b)	13	(1)	—	12
Operating income adjustments	13	(1)	2	14
Adjusted operating income (loss)	$546	$247	$(44)	$749
Operating margin	29.6%	17.4%	N/A	22.9%
Adjusted operating margin	30.3%	17.4%	N/A	23.3%
Three Months Ended March 31, 2014
Operating income (loss)	$493	$225	$(45)	$673
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	—	—	2	2
Adjustments to acquisition related accounts (b)	7	—	—	7
Operating income adjustments	7	—	2	9
Adjusted operating income (loss)	$500	$225	$(43)	$682
Operating margin	26.8%	15.8%	N/A	20.6%
Adjusted operating margin	27.2%	15.8%	N/A	20.9%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended March 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$498			$457
Less: Non-controlling interest, net of tax		13			13
Subtotal		$485	$0.89		$444	$0.80
Operating income adjustments	$14			$9
Impact of income taxes	(5)			(3)
		9	0.02		6	0.01
Adjusted income, net of tax		$494	$0.91		$450	$0.81

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended March 31,
	2015	2014
Depreciation and amortization expense	$77	$75
Identified intangible amortization expense	$24	$22
Stock option expense	$8	$7
Capital expenditures	$91	$99

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) March 31, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$1,104	$1,958
Net receivables	3,380	3,377
Other current assets	693	720
Total current assets	5,177	6,055

Goodwill and intangible assets	7,832	7,933
Fixed assets, net	794	809
Pension related assets	1,010	967
Deferred tax assets	812	876
Other assets	1,209	1,200
TOTAL ASSETS	$16,834	$17,840

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$61	$11
Accounts payable and accrued liabilities	1,699	1,883
Accrued compensation and employee benefits	706	1,633
Accrued income taxes	136	178
Dividends payable	151	—
Total current liabilities	2,753	3,705

Fiduciary liabilities	4,585	4,552
Less - cash and investments held in a fiduciary capacity	(4,585)	(4,552)
	—	—
Long-term debt	3,828	3,376
Pension, post-retirement and post-employment benefits	2,070	2,244
Liabilities for errors and omissions	334	341
Other liabilities	986	1,041

Total equity	6,863	7,133
TOTAL LIABILITIES AND EQUITY	$16,834	$17,840